SERVICES AGREEMENT

     SERVICES AGREEMENT (this "Agreement") dated December 23, 1996 by and between VIMRx Pharmaceuticals Inc., a Delaware corporation with offices at 2751 Centerville Road, Wilmington, Delaware 19808 ("VIMRx"), and Innovir Laboratories, Inc., a Delaware corporation with offices at 510 East 73rd Street, New York, New York 10021 ("Innovir").

     WHEREAS, Innovir desires to obtain certain administrative and other services from VIMRx, and VIMRx desires to provide such services to Innovir, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, Innovir and VIMRx hereby agree as follows:

     1. SERVICES. When, as and if requested by Innovir, VIMRx shall provide to Innovir, and Innovir shall accept from VIMRx, certain services ("Services"), including the following:

         (a) General management
         (b) Finance
         (c) Administration
         (d) External/investor affairs
         (e) Business development
         (f) Information technology.

Additional services, such as clinical development and regulatory affairs, shall be provided as the parties mutually agree.

     The Services may be performed by executive employees of VIMRx who may also serve on the Board of Directors of Innovir. Executive employees of VIMRx shall receive no cash stipend or other compensation, including stock options, for serving on the Board of Directors of Innovir, but shall be reimbursed for reasonable and necessary out-of-pocket expenses incurred by reason of serving on the Innovir Board of Directors.

     2. PAYMENT; EXAMINATION OF ACCOUNTING RECORDS. Innovir shall pay VIMRx for the Services as follows: on the 15th day of each month, VIMRx shall invoice Innovir, at VIMRx's reasonable cost, as determined in accordance with VIMRx's normal accounting procedures, for Services provided during the preceding calendar month, which invoice shall be due and payable within 15 days of receipt thereof by Innovir. VIMRx's costs shall include all out-of-pocket expenses incurred by VIMRx in connection with providing the Services and a proportionate share of the salary and benefits of the VIMRx employees who perform the Services. On reasonable notice to VIMRx, Innovir may, at its expense, review the books and records of VIMRx which relate to the provision of Services hereunder; the parties agree to

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discuss and resolve any discrepancies which may come to their attention as a result of any such review.

     3. INDEMNITY. (a) Innovir hereby agrees to exonerate, indemnify, defend and hold VIMRx harmless from and against all claims, demands, actions, causes of action, suits, losses, charges, liabilities and damages, including without limitation attorney's fees and expenses, of any kind whatsoever (collectively, "Damages") paid, incurred or suffered by, or asserted against, VIMRx, its officers, directors, employees, agents, shareholders, successors and assigns, and the heirs and personal representatives of the foregoing individuals, arising out of or related to this Agreement or VIMRx's performance hereunder, other than by reason of VIMRx's gross negligence or wilful malfeasance.

     (b) VIMRx hereby agrees to exonerate, indemnify, defend and hold Innovir harmless from and against all Damages paid, incurred or suffered by, or asserted against, Innovir, its officers, directors, employees, agents, shareholders, successors and assigns, and the heirs and personal representatives of the foregoing individuals, arising out of or related to this Agreement or VIMRx's performance hereunder, to the extent, and only to the extent, such Damages are the result of VIMRx's gross negligence or wilful malfeasance.

     4. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when mailed by certified or registered mail (return receipt requested), postage prepaid or when delivered by fax (evidenced by confirmation of successful transmission), as follows:

     If to Innovir:

           Innovir Laboratories, Inc.
           510 East 73rd Street
           New York, New York  10021
           Fax # (212) 249-4513
           Attn:  Dr. Allan R. Goldberg, President

or to such other person or place as Innovir shall designate by notice in the manner provided in this Paragraph 4.

     If to VIMRx:

           VIMRx Pharmaceuticals Inc.
           2751 Centerville Road
           Wilmington, Delaware 19808
           Fax # (302) 998-3794
           Attn:  Mr. Richard L. Dunning, President


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or to such other person as VIMRx shall designate by notice in the manner provided in this Paragraph 4.

     5. TERM. Unless earlier terminated pursuant to the provisions of Paragraph 3 above, this Agreement shall continue in full force and effect until December 31, 1999, and thereafter for successive periods of one year unless terminated by either party by written notice given at least six months prior to the end of any calendar year from and after 1999.

     6. FURTHER ASSURANCES. Each party agrees to execute and deliver such documents, including letters of authorization and powers of attorney, and take such other action as shall be reasonably requested by the other to carry out and effectuate the purposes of this Agreement.

     7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

     8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     9. HEADINGS. The headings of the paragraphs of this Agreement are inserted for the sake of convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                       VIMRx PHARMACEUTICALS INC.



                                       By: /s/ FRANCIS M. O'CONNELL
                                           ------------------------------------
                                           Francis M. O'Connell
                                           Chief Financial Officer



                                       INNOVIR LABORATORIES, INC.



                                       By: /s/ ALLAN R. GOLDBERG
                                           ------------------------------------
                                           Allan R. Goldberg
                                           Chief Executive Officer



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